Exhibit 99.1

FOR IMMEDIATE RELEASE

DEL MONTE CORPORATION REPORTS

FISCAL 2013 FIRST QUARTER RESULTS

San Francisco –September 10, 2012 – Del Monte Corporation:

Announcement Highlights

For the first quarter fiscal 2013:

•	Net sales increased 5.8%

                        o Pet Products sales increased 8.6% due to new product and existing product volume growth

                        o Consumer Products sales increased 2.4% due to list pricing actions net of trade spend

•	Operating income declined 7.1% from $49.3 million to $45.8 million mainly due to increased marketing costs and costs associated with closure of the Kingsburg, California facility

•	Other income of $25.8 million comprised primarily of gains on commodity hedging contracts

•	Adjusted EBITDA[1] increased 12.3% to $113.6 million from $101.2 million

•	Total net debt was $3,619.6 million as of July 29, 2012

•	Announced Pet pricing actions of approximately 5-7% across most of the portfolio, effective November 2012

Del Monte Foods Three Months Ended July 29, 2012

Del Monte Foods today reported net sales for the first quarter fiscal 2013 of $821.1 million compared to $776.2 million for the three months ended July 31, 2011, an increase of 5.8%. New and existing product volumes drove the increase. List pricing actions net of trade spend also contributed positively to net sales.

[1]

Reflects “EBITDA” and “Consolidated EBITDA” as calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Operating income declined 7.1% from $49.3 million in the prior year period to $45.8 million. The decrease was primarily driven by increased marketing costs and costs associated with the closure of the Company’s Kingsburg, California facility. The decline was partially offset by the positive impact of the topline and list pricing actions net of trade spend.

Other income of $25.8 million for the three months ended July 29, 2012 was comprised primarily of gains on commodity hedging contracts, partially offset by losses on interest rate swaps. The gains on commodity hedging contracts recorded in the quarter, the cash portion of which are reflected in Corporate Adjusted EBITDA, partially offset both ingredient cost increases seen in cost of products sold and ingredient cost increases that we expect to see in future quarters.

Adjusted EBITDA increased 12.3% to $113.6 million compared to $101.2 million in the prior year period. Cash benefits from economic hedge positions are reflected in Corporate Adjusted EBITDA as noted above. The positive impact of the topline, partially offset by increased operating and marketing costs, contributed to the increase. In calculating Adjusted EBITDA, the adjustment for cash benefits from economic hedge positions is calculated pursuant to the Company’s 7.625% Notes Indenture and credit agreements, respectively.

“The Company’s first quarter results reflect strong topline momentum,” said Dave West, CEO of Del Monte Foods. “Recent Pet Product launches such as Meow Mix Tender Centers and Meow Mix Paté Toppers contributed strongly to the topline. We remain focused on generating long-term growth by investing behind our brands in both Pet and Consumer, as well as driving innovation. In order to partially offset dramatic input cost increases caused by the severe drought conditions in the U.S., we recently announced pricing actions of approximately 5-7% across most of the Pet Products portfolio.”

Reportable Segments – Results for Three Months Ended July 29, 2012

Pet Products

Pet Products net sales were $458.3 million, an increase of 8.6% from net sales of $422.0 million in the prior year period. The increase in Pet Products net sales was driven by new products, as well as existing product volume growth, primarily in pet snacks. List pricing actions net of trade spend also positively contributed to net sales.

Pet Products operating income declined 8.4% from $56.2 million for the three months ended July 31, 2011 to $51.5 million in the first quarter fiscal 2013. The decline was primarily due to higher operating and marketing costs. The positive impact of the topline partially offset the decline.

Pet Products Adjusted EBITDA declined from $74.1 million for the three months ended July 31, 2011 to $71.6 million in the first quarter fiscal 2013, or 3.4%. The drivers of Adjusted EBITDA are similar to those of operating income described above.

Consumer Products

Consumer Products net sales were $362.8 million, an increase of 2.4% from net sales of $354.2 million in the prior year period. The increase in Consumer Products net sales was primarily due to list pricing actions net of trade spend and an increase in non-retail sales.

Consumer Products operating income declined 4.2% from $14.4 million for the three months ended July 31, 2011 to $13.8 million in the first quarter fiscal 2013. The decline was primarily driven by the higher marketing costs behind the Del Monte brand revitalization. List pricing actions net of trade spend partially offset the decline.

Consumer Products Adjusted EBITDA increased from $27.8 million for the three months ended July 31, 2011 to $30.6 million in the first quarter fiscal 2013, or 10.1%. The increase was impacted by list pricing actions net of trade spend, which were partially offset by higher marketing costs.

Select Liquidity Data

At July 29, 2012, total debt was $3,892.0 million and cash and cash equivalents were $272.4 million. As of July 29, 2012, there were no outstanding borrowings under the Company’s $750.0 million ABL Facility. For the quarter ended July 29, 2012, capital expenditures totaled $25.4 million. The Company also spent $12.0 million for the acquisition of the SnoKist assets.

Free Cash Flow2 for the quarter ended July 29, 2012 was $(20.2) million, compared to $8.5 million in the prior year period. The decline was primarily due to higher working capital (primarily trade receivables due to higher sales). Higher Adjusted EBITDA positively impacted cash flow.

Conference Call/Webcast Information

Del Monte Foods will host a live audio webcast, accompanied by a slide presentation, to discuss the first quarter fiscal 2013 results at 8:00 a.m. PT (11:00 a.m. ET) today. To access the live webcast and slides, go to http://investors.delmonte.com. Under Events, click Q1 F13 Del Monte Foods Earnings Conference Call. Printable slides are expected to be available in advance of the call. Historical quarterly results can be accessed at http://investors.delmonte.com. The audio portion of the webcast may also be accessed during the call (listen-only mode) as follows: 1-888-788-9432 (1-210-795-9068 outside the U.S. and Canada), verbal code: Del Monte Foods. The webcast and slide presentation will be available online following the presentation.

Merger

On March 8, 2011, Del Monte Foods Company was acquired by an investor group led by funds affiliated with Kohlberg Kravis Roberts & Co. L.P., Vestar Capital Partners and Centerview Capital, L.P. (collectively, the “Sponsors”). The acquisition is referred to as the “Merger.”

About Del Monte Foods

Del Monte Foods is one of the country’s largest producers, distributors and marketers of premium quality, branded pet products and food products for the U.S. retail market, generating approximately $3.7 billion in net sales in fiscal 2012. With a powerful portfolio of brands, Del Monte products are found in eight out of ten U.S. households. Pet food and pet snacks brands include Meow Mix®, Kibbles ‘n Bits®, Milk-Bone®, 9Lives®, Pup-Peroni®, Gravy Train®, Nature’s Recipe®, Canine Carry Outs®, Milo’s Kitchen® and other brand names. Food product brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label pet products and food products.

For more information on Del Monte Foods, visit the Company’s website at www.delmontefoods.com.

[2]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds for the quarter ended July 31, 2011. Please refer to the reconciliation of non-GAAP financial measures located at the end of this press release.

Del Monte. Nourishing Families. Enriching Lives. Every Day.®

Non-GAAP Financial Measures

Del Monte Corporation reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). In this press release and the accompanying webcast, Del Monte is also providing certain non-GAAP financial measures – specifically, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow and Net Debt to Adjusted EBITDA.

Del Monte presents Adjusted EBITDA because it believes that this is an important supplemental measure relating to its financial condition since it is used in certain covenant calculations that may be required from time to time under the indenture that governs its 7.625% Senior Notes due 2019 (referred to therein as “EBITDA”) and the credit agreements relating to its Term Loan Facility and ABL Facility (referred to therein as “Consolidated EBITDA”). EBITDA is defined as income before interest expense, provision for income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA, further adjusted as required by the definitions of “EBITDA” and “Consolidated EBITDA” contained in the Company’s indenture and credit agreements. Although Adjusted EBITDA may be useful to benchmark our performance period to period, Del Monte’s presentation of Adjusted EBITDA has limitations as an analytical tool. Adjusted EBITDA is not a GAAP measure of liquidity or profitability and should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flow available for discretionary expenditures, as it does not take into account debt service requirements, obligations under the monitoring agreement with Del Monte’s Sponsors, capital expenditures or other non-discretionary expenditures that are not deducted from the measure.

Del Monte presents Adjusted EBITDA Margin because it uses such measure internally to focus management on year-over-year changes in the Company’s business and believes this information is also helpful to investors. In calculating Adjusted EBITDA Margin, the Company uses Adjusted EBITDA because it believes its investors are familiar with Adjusted EBITDA and that consistency in the presentation of EBITDA-related measures is helpful to investors.

Del Monte presents Free Cash Flow because it uses such measure internally to benchmark its performance period-to-period and believes this information is also helpful to investors. This presentation of Free Cash Flow has limitations as an analytical tool. Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, since it does not take into account debt service requirements or other non-discretionary expenditures that are not deducted from the measure.

Del Monte uses Net Debt to Adjusted EBITDA ratios internally to focus management on year-over-year changes in the Company’s leverage and believes this information is also helpful to investors. The Company uses Adjusted EBITDA in this leverage measure because it believes its investors are familiar with Adjusted EBITDA and that consistency in presentation of EBITDA-related measures is helpful to investors.

Del Monte cautions investors that the non-GAAP financial measures presented are intended to supplement its GAAP results and are not a substitute for such results. Additionally, Del Monte cautions investors that the non-GAAP financial measures used by the Company may not be comparable to similarly titled measures of other companies.

Non-GAAP Reconciliation: Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA Margin
	Three Months Ended July 29, 2012				Three Months Ended July 31, 2011
(in millions)	Pet Products	Consumer Products	Corporate	Total	Pet Products	Consumer Products	Corporate	Total
Reconciliation:
Operating income	$51.5	$13.8	$(19.5)	$45.8	$56.2	$14.4	$(21.3)	$49.3
Other income (expense)	—	—	25.8	25.8	—	—	(30.3)	(30.3)
Adjustments to arrive at EBITDA:
Depreciation and amortization expense[a]	17.3	12.9	10.9	41.1	17.4	12.9	6.3	36.6
Amortization of debt issuance costs and debt discount[b]	—	—	(6.1)	(6.1)	—	—	(6.3)	(6.3)

EBITDA	$68.8	$26.7	$11.1	$106.6	$73.6	$27.3	$(51.6)	$49.3
Non-cash charges	—	—	0.2	0.2	—	—	1.2	1.2
Derivative transactions[c]	—	—	(7.6)	(7.6)	—	—	35.6	35.6
Non-cash stock based compensation	—	—	2.5	2.5	—	—	1.2	1.2
Non-recurring (gains) losses	—	1.2	1.2	2.4	—	—	2.9	2.9
Merger-related items	—	—	—	—	—	—	7.0	7.0
Business optimization charges	2.8	2.7	1.4	6.9	—	—	1.6	1.6
Other	—	—	2.6	2.6	0.5	0.5	1.4	2.4

Adjusted EBITDA	$71.6	$30.6	$11.4	$113.6	$74.1	$27.8	$(0.7)	$101.2

Adjustments to arrive at Free Cash Flow:
Cash interest				(31.7)				(32.7)
Cash taxes (net of refunds)				(1.0)				(0.8)
Changes in working capital and other				(75.7)				(36.5)
Capital expenditures				(25.4)				(22.7)

Free Cash Flow[d]				$(20.2)				$8.5

Net sales				$821.1				$776.2

Adjusted EBITDA margin				13.8%				13.0%

[a]	Includes $4.8 million of accelerated depreciation in the three months ended July 29, 2012 related to the closure of our Kingsburg, California facility.

[b]	Represents adjustments to exclude amortization of debt issuance costs and debt discount reflected in depreciation and amortization because such costs are not deducted in arriving at operating income.

[c]	Represents adjustments needed to reflect only the cash impact of derivative transactions in the calculation of Adjusted EBITDA.

[d]

Free Cash Flow is defined as Adjusted EBITDA less cash interest, cash taxes (net of refunds), normal capital expenditures and plus/less decrease/ increase in working capital (excluding the impact of the Merger). Accordingly, this excludes, among other things, $44.0 million related to tax refunds for the quarter ended July 31, 2011.

Forward-Looking Statements

This press release and the accompanying conference call may contain forward-looking statements conveying management’s expectations as to the future based on plans, estimates and projections at the time the Company makes the statements. Forward-looking statements involve inherent risks and uncertainties and the Company cautions you that a number of important factors could cause actual results to differ materially from those contained in any such forward-looking statement. Such forward-looking statements include statements regarding expected productivity in fiscal 2013 as well as other statements related to future periods.

Factors that could cause actual results to differ materially from those described in this press release or the accompanying conference call include, among others: our debt levels and ability to service our debt and comply with covenants; the failure of the financial institutions that are part of the syndicate of our revolving credit facility to extend credit to us; competition, including pricing and promotional spending levels by competitors; our ability to launch new products and anticipate changing pet and consumer preferences; our ability to maintain or increase prices and persuade consumers to purchase our branded products versus lower-priced branded and private label offerings and shifts in consumer purchases to lower-priced or other value offerings, particularly during economic downturns; our ability to implement productivity initiatives to control or reduce costs; cost and availability of inputs, commodities, ingredients and other raw materials, including without limitation, energy (including natural gas), fuel, packaging, fruits, vegetables, tomatoes, grains (including corn), sugar, spices, meats, meat by-products, soybean meal, water, fats, oils and chemicals; logistics and other transportation-related costs; hedging practices and the financial health of the counterparties to our hedging programs; currency and interest rate fluctuations; the loss of significant customers or a substantial reduction in orders from these customers or the financial difficulties, bankruptcy or other business disruption of any such customer; contaminated ingredients; allegations that our products cause injury or illness, product recalls and product liability claims and other litigation; transformative plans; strategic transaction endeavors, if any, including identification of appropriate targets and successful implementation; changes in, or the failure or inability to comply with, U.S., foreign and local governmental regulations, including packaging and labeling regulations, environmental regulations and import/export regulations or duties; impairments in the book value of goodwill or other intangible assets; sufficiency and effectiveness of marketing and trade promotion programs; adverse weather conditions, natural disasters, pestilences and other natural conditions that affect crop yields or other inputs or otherwise disrupt operations; any disruption to our manufacturing or supply chain, particularly any disruption in or shortage of seasonal pack; reliance on certain third parties, including co-packers, our broker and third-party distribution centers or managers; risks associated with foreign operations; pension costs and funding requirements; protecting our intellectual property rights or intellectual property infringement or violation claims; failure of our information technology systems; and the control of substantially all of our common stock by a group of private investors and conflicts of interest potentially posed by such ownership.

Generally, these factors and other risks and uncertainties are described in more detail, from time to time, in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and quarterly reports on Form 10-Q. All forward-looking statements in this press release and accompanying conference call are qualified by these cautionary statements and are made only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Loss) (unaudited)

(in millions)

	Three Months Ended
	July 29, 2012	July 31, 2011
Net sales	$821.1	$776.2
Cost of products sold	600.6	554.4

Gross profit	220.5	221.8
Selling, general and administrative expense	174.7	172.5

Operating income	45.8	49.3
Interest expense	65.2	62.6
Other (income) expense	(25.8)	30.3

Income (loss) from continuing operations before income taxes	6.4	(43.6)
Provision (benefit) for income taxes	0.1	(16.0)

Net income (loss)	$6.3	$(27.6)

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Income (Loss) (unaudited)

(in millions)

	Three Months Ended
	July 29, 2012	July 31, 2011
Net income (loss)	$6.3	$(27.6)

Other comprehensive income (loss):
Foreign currency translation adjustments	(0.4)	(0.1)
Pension and other postretirement benefits adjustments:
Prior service credit arising during the period, net of tax	—	(4.4)

Total other comprehensive income (loss)	(0.4)	(4.5)

Comprehensive income (loss)	$5.9	$(32.1)

DEL MONTE CORPORATION AND SUBSIDIARIES

Selected Financial Information (unaudited)

Net Sales by Segment

(in millions)

	Three Months Ended
Net sales:	July 29, 2012	July 31, 2011
Pet Products	$458.3	$422.0
Consumer Products	362.8	354.2

Total	$821.1	$776.2

Operating Income by Segment

	Three Months Ended
Operating income:	July 29, 2012	July 31, 2011
Pet Products	$51.5	$56.2
Consumer Products	13.8	14.4
Corporate (a)	(19.5)	(21.3)

Total	$45.8	$49.3

(a)	Corporate represents expenses not directly attributable to reportable segments. For the three months ended July 29, 2012, Corporate includes $6.0 million of restructuring related expenses.

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(in millions, except share and per share data)

	July 29, 2012	April 29, 2012
	(unaudited)	(derived from audited financial statements)
ASSETS
Cash and cash equivalents	$272.4	$402.8
Trade accounts receivable, net of allowance	205.1	195.3
Inventories	860.7	748.7
Prepaid expenses and other current assets	158.0	125.1

TOTAL CURRENT ASSETS	1,496.2	1,471.9

Property, plant and equipment, net	736.3	729.2
Goodwill	2,119.7	2,119.7
Intangible assets, net	2,761.7	2,774.2
Other assets, net	138.1	148.1

TOTAL ASSETS	$7,252.0	$7,243.1

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued expenses	$585.4	$501.9
Short-term borrowings	3.3	3.3
Current portion of long-term debt	6.5	91.1

TOTAL CURRENT LIABILITIES	595.2	596.3

Long-term debt, net of discount	3,876.7	3,883.0
Deferred tax liabilities	962.5	953.8
Other non-current liabilities	308.5	308.7

TOTAL LIABILITIES	5,742.9	5,741.8

Stockholder’s equity:
Common stock ($0.01 par value per share, shares authorized:
1,000: 10 issued and outstanding)	—	—
Additional paid-in capital	1,588.0	1,586.1
Accumulated other comprehensive income (loss)	(13.3)	(12.9)
Retained earnings (accumulated deficit)	(65.6)	(71.9)

TOTAL STOCKHOLDER’S EQUITY	1,509.1	1,501.3

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$7,252.0	$7,243.1

DEL MONTE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (unaudited)

(in millions)

	Three Months Ended
	July 29, 2012	July 31, 2011
OPERATING ACTIVITIES:
Net income (loss)	$6.3	$(27.6)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	41.1	36.6
Deferred taxes	7.5	(16.8)
Write off of debt issuance cost	2.9	—
Loss on asset disposals	0.2	1.2
Stock compensation expense	2.5	1.2
Unrealized (gain) loss on derivative financial instruments	(29.1)	29.5
Changes in operating assets and liabilities	(32.2)	42.0

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(0.8)	66.1

INVESTING ACTIVITIES:
Capital expenditures	(25.4)	(22.7)
Payment for asset acquisition	(12.0)	—

NET CASH USED IN INVESTING ACTIVITIES	(37.4)	(22.7)

FINANCING ACTIVITIES:
Payments on short-term borrowings	—	(4.6)
Principal payments on long-term debt	(91.1)	—
Capital contribution, net	—	1.0

NET CASH USED IN FINANCING ACTIVITIES	(91.1)	(3.6)

Effect of exchange rate changes on cash and cash equivalents	(1.1)	1.4

NET CHANGE IN CASH AND CASH EQUIVALENTS	(130.4)	41.2
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	402.8	205.2

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$272.4	$246.4

# # #

CONTACTS:

Media Contact	Analyst/Investor Contact
Chrissy Trampedach	Christina Um
Del Monte Foods	Del Monte Foods
(415) 247-3420	(415) 247-3382
media.relations@delmonte.com	investor.relations@delmonte.com